NFJ Dividend, Interest & Premium Strategy Fund                                                                                                                                                                                                                                Annual Shareholder
July 31, 2012                                                                                                                                                                                                                                                                                                       Meeting Results

The Fund held its annual meeting of shareholders on July 19, 2012. Shareholders voted as indicated below:

	Affirmative	Withheld Authority
Re-election of Hans W. Kertess – Class I to serve until the Annual Meeting for the 2014-2015 fiscal year	81,270,610	1,945,642
Re-election of William B. Ogden, IV – Class I to serve until the Annual Meeting for the 2014-2015 fiscal year	81,267,074	1,949,178

Deborah A. DeCotis, Bradford K. Gallagher, James A. Jacobson, John C. Maney†, and Alan Rappaport continue to serve as Trustees.

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†Interested Trustee